Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 21, 2011, among Pioneer Drilling Company, a Texas corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 11, 2010, that governs the Issuer’s outstanding $250.0 million aggregate principal amount of 9⅞% Senior Notes due 2018 (the “Initial Notes”);

WHEREAS, the Issuer may issue Additional Notes pursuant to Article II of the Indenture (captioned, “The Notes”);

WHEREAS, Section 9.01 of the Indenture (captioned, “Without Consent of Holders of Notes”) provides, among other things, that the Issuer, the Guarantors and the Trustee may supplement the Indenture without the consent of any Holder of Notes to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with; and

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture, and request that the Trustee join in the execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)CAPITALIZED TERMS. Except as herein provided, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    NEW NOTES. In accordance with the provisions of the Indenture, the Issuer hereby supplements the Indenture to provide for the creation and issuance of $175.0 million in aggregate principal amount of 9⅞% Senior Notes due 2018 (the “New Notes”) as Additional Notes under the Indenture. The New Notes will be consolidated to form a single series with the Initial Notes, to which the New Notes are identical in all terms and conditions except that they (i) have a different issue date and issue price, (iii) will be subject to a separate registration rights agreement and (iii) until registered, will have different CUSIP numbers. The first interest payment date of the New Notes will be March 15, 2012. The New Notes will, when issued, be considered notes issued pursuant to the Indenture for all purposes thereunder and will subject to and take benefit of all the terms, conditions and provisions, including, without limitation, the Guarantees, of the Indenture. Pursuant to the foregoing, the definition of the term “Registration Rights Agreement” is replaced as follows: “Registration Rights Agreement” means the Registration Rights Agreement dated March 11, 2010, by and among the initial purchasers of the Notes, the Company and the Guarantors and, with respect to any Additional Notes issued subsequent to the Issue Date, any exchange and registration rights agreement entered into for the benefit of the holders of such Additional Notes, if any.
(3)    AUTHENTICATION OF NEW NOTES. The Trustee shall, upon receipt of an Authentication Order, authenticate the New Notes.
(4)    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
(5)    SEVERABILITY. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(6)    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.
(7)    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8)    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
(9)    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

PIONEER DRILLING COMPANY
By:    /s/ Wm. Stacy Locke
    Name: Wm. Stacy Locke
    Title: Chief Executive Officer and President
PIONEER DRILLING SERVICES, LTD.
PIONEER PRODUCTION SERVICES, INC.
PIONEER GLOBAL HOLDINGS, INC.
PIONEER WIRELINE SERVICES HOLDINGS, INC.
PIONEER WIRELINE SERVICES, LLC
PIONEER WELL SERVICES, LLC
PIONEER FISHING & RENTAL SERVICES, LLC
as Guarantors
By:    /s/ Lorne E. Phillips
    Name: Lorne E. Phillips
    Title: Executive Vice President and Chief
     Financial Officer
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee
By:    /s/ Patrick Giordano
    Authorized Signatory